Exhibit 99.1

Deep Down, Inc. (now Koil Energy Solutions, Inc.) Announces First Quarter 2022 Results

Houston, TX – May 10, 2022 – Deep Down, Inc. (OTCQB: DPDW) (“Deep Down” or the “Company”), a specialist in deepwater production and distribution equipment and services, today reported results for its quarter ended March 31, 2022. Deep Down will hold a conference call tomorrow, Wednesday, May 11, 2022 at 10:00 am Eastern Time to review its results and outlook (call details below).

Deep Down at a Glance:

Share Price†:	$0.71	Cash*:	$2.7M
52-Week Range†:	$0.49 - $0.80	Book Value*:	$9.8M
Shares Out.†:	12.0M	Price / Book Value:	0.9x
Market Cap†:	$8.5M	TTM Revenue:	$16.9M
*As of 03/31/21; †As of 5/09/22

Charles Njuguna, Deep Down’s CEO, commented, “Deep Down’s results for the first quarter of 2022 reflect the ongoing challenges that face the offshore industry. Inflation, certain geopolitical events, and the lingering effects of the pandemic continue to weigh on our customers’ abilities to commit to long-term deepwater projects. Our customers’ cautious return to increased activities presented topline and margin pressures to us. Aside from pricing pressure from customers, margin compression also came in the form of low margin pass-through third-party costs on select projects and general price increases due to the inflationary macro environment in which we currently operate. While some of these factors are systemic, we remain focused on the levers within our control as we work to grow the business.

“To further enhance our growth prospects, we recently announced the relocation of the business and a rebranding of the company. We are excited that our new headquarters will enrich our team’s ability to support the needs of our clients, while allowing us to spread our wings to discover even more diverse offerings. Secondly, rebranding the company from Deep Down, Inc. to Koil Energy Solutions, Inc. was the next step in promoting our core competencies to expand our product and service offerings into new markets. While we are still awaiting approval from the Financial Industry Regulatory Authority (“FINRA”) for our name and ticker symbol change, we have moved forward with this change operationally and are currently working with our customers under the new brand.

“The growth of our business remains a top priority and managing cash flow and preserving liquidity remains of critical importance. We continue to experience an increased level of bidding and project activity, and we are confident our streamlined operations and continued focus on our core strengths will enable us to be the primary choice for our customers. This, combined with our recent rebranding efforts to Koil Energy and the upcoming move to our new headquarters later this year, will provide us with the momentum needed to achieve this desired growth.”

Operating Results

Deep Down’s revenues for the three months ended March 31, 2022 (“Q1 2022”) decreased 8 percent to $3.6 million compared to $3.9 million for the three months ended March 31, 2021 (“Q1 2021”) primarily due to a higher mix of short duration projects utilizing our support services and rental solutions.

Gross profit for Q1 2022 was $1.4 million, or 39 percent of revenues, compared to Q1 2021 gross profit of $1.7 million, or 44 percent of revenues. The decrease in gross profit was due to lower revenues from short duration project activity for the three months ended March 31, 2022. The decrease in gross profit percentage is driven by increases in labor and lower margin passthrough service costs.

Operating expenses were $1.7 million, or 48 percent of revenues, in Q1 2022 compared to $1.6 million, or 41 percent of revenues, in Q1 2021. The $0.1 million, or 7 percent, increase in operating expenses was mainly due to increased advertising and marketing expenses related to the Company’s recent rebranding efforts.

Due to the factors discussed above, Deep Down reported a Q1 2022 net loss of $0.3 million, or a $0.02 loss per diluted share, compared to a Q1 2021 net profit of $0.1 million, or $0.01 per diluted share. Per share results for Q1 2022 and Q1 2021 are based on 12.21 million and 12.43 million weighted average shares outstanding, respectively.

Deep Down reported a modified EBITDA of negative $0.1 million in Q1 2022 compared to a modified EBITDA of $0.4 million in Q1 2021. The decrease in modified EBITDA was primarily impacted by the decrease in revenues and increase in SG&A during the three months ended March 31, 2022 as compared to the three months ended March 31, 2021.

Share Repurchases

During the quarter ended March 31, 2022, the Company repurchased an aggregate of 353,604 shares of common stock from Mr. Ronald Smith, the Company’s former founder and Chief Executive Officer. On January 5, 2022, the Company repurchased 234,375 shares of common stock from Mr. Smith at a total cost of $0.2 million, and on March 24, 2022, the Company repurchased 119,229 shares of common stock from Mr. Smith in exchange for several long-lived assets that were non-strategic to the core operations of the business. The price per share used for each transaction was market price, and the average price per share paid to Mr. Smith was $0.64.

No shares of common stock were purchased during the quarter ended March 31, 2021.

Financial Strength

At March 31, 2022, Deep Down had working capital of $6.5 million, which includes cash of $2.7 million and receivables of $6.3 million. Total shareholders’ equity was $9.8 million, or approximately $0.81 per common share. Given the Company’s current capital structure, Deep Down remains in a strong position for continued growth.

Conference Call Details:

Conference ID:	13729963

Call Dial-in:	1-877-407-9716 for domestic callers

1-201-493-6779 for international callers

Webcast/Replay URL:	https://event.choruscall.com/mediaframe/webcast.html?webcastid=QpbDU2uQ

Replay:	Available through June 8, 2022 on www.koilenergy.com

About Deep Down, Inc. (www.deepdowninc.com)

Deep Down is a leading energy services company offering subsea equipment and support services to the world’s energy and offshore industries. We provide innovative solutions to complex customer challenges presented between the production facility and the energy source. Our core services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, and related services. Additionally, Deep Down’s highly experienced team can support subsea engineering, manufacturing, installation, commissioning, and maintenance projects located anywhere in the world.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

Investor Relations:

Trevor Ashurst

ir@koilenergy.com

281-862-2201

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA

(UNAUDITED)

Comparative Condensed Consolidated Income Statement

	Three Months Ended March 31,
	2022	2021
	(In thousands, except per share amounts)
Revenues	$3,601	$3,922
Cost of sales	2,187	2,194
Gross profit	1,414	1,728
Total operating expenses	1,726	1,612
Operating income (loss)	(312)	116
Total other (income) expense	(53)	(36)
Income (loss) before income tax expense	(259)	152
Income tax expense	5	4
Net income (loss)	$(264)	$148
Net income (loss) per share, basic and diluted	$(0.02)	$0.01
Weighted-average shares outstanding, basic and diluted	12,217	12,432

Comparative Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2022	2021
	(In thousands)
Assets:
Cash	$2,702	$3,676
Other current assets	7,305	7,288
PP&E, net	1,867	1,727
Other non-current assets	1,714	2,035
Total assets	$13,588	$14,726

Liabilities:
Current liabilities	3,496	3,866
Other long-term liabilities	253	588
Total liabilities	3,749	4,454
Stockholders' equity	9,839	10,272
Total liabilities and stockholders' equity	$13,588	$14,726

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA, CONTINUED

(UNAUDITED)

Modified EBITDA:

	Three Months Ended March 31,
	2022	2021
	(In thousands)
Net income (loss)	$(264)	$148
Add: Interest expense, net	3	13
Add: Income tax expense	5	4
Add: Depreciation and amortization	196	260
Add: Share-based compensation	57	20
Deduct: Gain on sale of asset	(54)	(49)

Modified EBITDA (loss)	$(57)	$396

Cash flow data:

	Three Months Ended March 31,
	2022	2021
	(In thousands)
Cash provided by (used in):
Operating activities	$(477)	$(196)
Investing activities	(347)	(6)
Financing activities	(150)	1,111
Change in cash	$(974)	$909

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